UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2014

Ubiquity Broadcasting Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-179738	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 489-7600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 27, 2014, Ubiquity Broadcasting Corporation (“Ubiquity” or the “Company”) entered into a term sheet (the “Term Sheet”), proposing an asset purchase transaction (the “Proposed Transaction”) with ZUUS Media, Inc., a privately-held Delaware corporation (“ZUUS”). ZUUS is a media start-up that operates ZUUS, a cross-platform, music video multi-channel.

Pursuant to the Term Sheet, Ubiquity will purchase all the assets of ZUUS, including but not limited to all accounts receivable, tangible and intangible property (including intellectual property), and contracts, for an aggregate value of $30,000,000 to be paid in the Company’s restricted common stock, with the price per share to be determined on or as of the date of the closing of the Proposed Transaction.

Following the closing of the Proposed Transaction, the ZUUS business would be integrated as a new division of the Company, with all applicable contracts and asset transferred to the new division. In addition, key management personnel of ZUUS (“Key Personnel”), including but not limited to Mr. Steve Goldstein and Mr. Roger Hoss shall enter into employment or consulting agreements with the Company, which would explore creating a bonus or equity incentive plan for the Key Personnel and/or other executives of the new division for meeting agreed-upon sales or revenue targets.

The foregoing Term Sheet is not binding on Ubiquity or ZUUS, except for the obligation connected to the exclusivity period during which ZUUS agrees that it shall not approach or enter into discussions or negotiations with any third party with regard to the sale of ZUUS’ assets or any transaction similar to the Proposed Transaction for a period of 90 days after January 27, 2014, unless it receives a waiver from Ubiquity.

The foregoing Proposed Transaction is subject to legal and confirmatory due diligence, approval by Ubiquity’s board of directors, approval by ZUUS’s board of directors and a majority of its shareholders in accordance with the Delaware General Corporation Law, and the execution of definitive agreements mutually satisfactory to Ubiquity and ZUUS.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Term Sheet between Ubiquity and ZUUS, dated January 27, 2014
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ubiquity Broadcasting Corporation

Date: February 5, 2014	By:	/s/ Christopher Carmichael
Christopher Carmichael Chief Executive Officer and President